Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

January 4, 2017

SEARS HOLDINGS OBTAINS $500 MILLION SECURED LOAN FACILITY

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (the “Company”) (NASDAQ: SHLD) announced today that certain of its subsidiaries (the “Borrowers”) have entered into a $500 million committed secured loan facility (the “Loan Facility”) maturing in July 2020. $321 million was funded under the Loan Facility today and up to an additional $179 million may be drawn by the Borrowers in the future.

The Loan Facility is secured by mortgages on 46 real properties owned by the Company’s subsidiaries and will be secured by additional real properties if the remaining $179 million loan commitment is drawn. The Loan Facility bears interest at a rate of 8% per annum and is guaranteed by the Company. The Loan Facility is intended to provide the Company with additional liquidity to fund its operations while it initiates a process to market and sell a portfolio of its real estate assets, the proceeds of which would primarily be used to repay outstanding indebtedness.

“This Loan Facility will provide Sears Holdings with additional financial flexibility and support our operations as we meet all of our financial obligations,” said Jason M. Hollar, Sears Holdings’ chief financial officer.

Entities affiliated with ESL Investments, Inc. are the lenders under the Loan Facility. Edward S. Lampert, the Company’s Chief Executive Officer and Chairman, controls ESL Investments, Inc.

The terms of the Loan Facility were approved by the Related Party Transactions Subcommittee of the Board of Directors of the Company, with advice from Centerview Partners and Weil Gotshal & Manges, the Subcommittee’s outside financial and legal advisors.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements about our intention and ability to obtain the remaining $179 million in advances contemplated by the Loan Facility and our intention to market and sell real properties and repay outstanding indebtedness. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, those discussed in this release and those discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

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